Exhibit 10.3
Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.
SERVICES AGREEMENT
THIS SERVICES AGREEMENT (the “Agreement”) is entered into this September 21, 2010, with an effective date as stipulated in Section 2 below, by and between Archer-Daniels-Midland Company, a Delaware corporation with its principal place of business in Decatur, Illinois (“ADM”) and Western Iowa Energy, LLC, an Iowa limited liability company with its principal place of business in Wall Lake, Iowa (“WIE”).
W I T N E S S E T H:
WHEREAS, WIE desires that ADM provide certain services as defined and set forth on Schedule A (“the Services”) to WIE upon the terms and conditions set forth herein;
WHEREAS, ADM is willing to enter into this Agreement and to provide the Services to the WIE upon the terms and conditions hereinafter set forth; and
WHEREAS, WIE and ADM are simultaneously entering into a Feedstock Agreement and Product Marketing Agreement.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:
1. SERVICES. During the term of this Agreement, at the request of WIE, ADM shall provide the Services to WIE.
2. TERM. This Agreement shall commence on the first day of the month of which production of biodiesel, glycerin, fatty acids and soapstock (collectively, the “Products”) begins at the WIE production facilities located in Wall Lake, Iowa (the “Effective Date”) and shall continue in force for one year unless terminated by one of the following events: (i) upon thirty (30) days written notice by either party; (ii) the insolvency of the other party; (iii) the assignment by the other party for the benefit of creditors; (iv) the filing of a voluntary or involuntary bankruptcy, judicial liquidation, or reorganization petition by or against the other party or the suspension of check/note clearance privilege; (v) the appointment of a receiver, liquidator or judicial administrator, or a trustee for either party, of any part or interest of its business; (vi) the failure of either party to vacate, set aside or have dismissed any insolvency proceeding under any law governing within sixty (60) days from the date of the commencement of any such proceeding; (vii) or the dissolution of the entity of the other party for any cause whatsoever.
3. TERMINATION. In addition to the termination events identified in Section 2, this Agreement may be terminated under the circumstances set out below.

*** Confidential material redacted and filed separately with the Commission.
(a) Termination for Intentional Misconduct. If either party engages in intentional misconduct reasonably likely to result in significant adverse consequences to the other party, the party harmed or likely to be harmed by the intentional misconduct may terminate this Agreement immediately, upon written notice to the party engaging in the intentional misconduct.
(b) Termination for Uncured Breach. If one of the parties breaches the terms of this Agreement, the other party may give the breaching party a notice in writing which specifically sets out the nature and extent of the breach, and the steps that must be taken to cure the breach. After receiving the written notice, the breaching party will then have thirty (30) days to cure the breach, if the breach does not involve a failure to make any payments which are required by this Agreement. If the breach does involve a failure to make any payments which are required by this Agreement, then the breaching party will have five (5) days after receiving the written notice to cure the breach. If the breaching party does not cure any breach within the applicable cure period, then the non-breaching party will have the right to terminate this Agreement immediately.
(c) Termination by Mutual Written Agreement. This Agreement may also be terminated upon any terms and under any conditions, which are mutually agreed upon in writing by the parties.
(d) Cross Default. If a party fails to perform or observe any covenant, condition or provision to be performed or observed by it under the terms of the Product Marketing Agreement, the Feedstock Agreement or any other agreement in writing between the parties in connection therewith or herewith and such default is not remedied within thirty (30) days of its occurrence.
4. CONSIDERATION. Service Compensation. The compensation for services provided by ADM under this Agreement is ***. In the event of delay in any payment required under this Agreement, the party failing to remit payment shall pay the other party interest thereon for the period of delay at the rate of interest published on the due date of such payment (or the first business day thereafter if the due date is not a business day) by THE WALL STREET JOURNAL, as being the Prime Rate.
5. COOPERATION. WIE shall cooperate fully with ADM by promptly providing any and all information deemed necessary by ADM for the performance of the Services.
6. LIMITATION ON SERVICES PROVIDED.
(a) Services. ADM shall provide the Services to WIE consistent with the quality and manner in which ADM would conduct the Services in its own operations. ADM will comply with all applicable laws, regulations and other legal requirements in providing the Services.

(b) Liability and Indemnity. Except as expressly provided in this Agreement, it is understood and agreed by WIE that ADM assumes no liability or responsibility whatsoever to WIE under this Agreement other than to perform the Services in good faith in the manner set forth herein. Except as expressly provided in this Agreement, it is further understood and agreed by WIE that, so long as ADM performs the Services in good faith, ADM shall not be liable to WIE with respect to such Services except by reason of acts of ADM consisting of ADM’s breach of this Agreement, gross negligence or willful misconduct. WIE shall indemnify and hold harmless ADM, its subsidiaries, affiliates, divisions, and their directors, shareholders, officers and employees from all costs and expenses incurred by ADM, including, without limitation, costs of investigation, attorneys’ fees, and amounts paid in settlement or satisfaction of claims, proceedings, or judgments, in connection with all claims and proceedings against ADM based upon claims arising from the services provided by ADM and arising from claims for personal injury or property damage suffered by ADM’s employees and agents while performing work under this Agreement at WIE’s facilities, except where such injury or damage is caused by the gross negligence or willful misconduct of ADM or its employees.
7. INDEPENDENT CONTRACTOR STATUS OF ADM, AND EMPLOYMENT STATUS OF ADM’S EMPLOYEES. Nothing contained in this Agreement, including the services to be provided by ADM on behalf of WIE, will make ADM the agent of WIE for any purpose. ADM and its employees shall be deemed to be independent contractors, with full control over the manner and method of performance of the services they will be providing on behalf of WIE under this Agreement. This Agreement is not intended to create and shall not be construed as creating between the parties hereto a relationship of principal and agent, joint venturers, co-partners, or any other similar relationship, the existence of which is hereby expressly denied by the parties.
Any of the employees of ADM which are providing services on behalf of WIE under this Agreement will remain employees of ADM. These employees will continue to be paid by ADM and to enjoy the benefits to which they are entitled as employees of ADM, unless otherwise provided in any separate agreement covering the services of such employees.
8. SEPARATE ENTITIES. WIE and ADM are separate entities. Nothing in this Agreement or otherwise shall be construed to create any rights or liabilities of either party to this Agreement with regard to any rights, privileges, duties, or liabilities of the other party to this Agreement, except to the extent otherwise provided in this Agreement, or in any other agreement between the parties to this Agreement.

9. HANDLING OF CONFIDENTIAL INFORMATION. The parties acknowledge that they will be exchanging information about their businesses under this Agreement which is confidential and proprietary, and the parties agree to handle that confidential and proprietary information in the manner described in this Section 9.
(a) Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” will mean information related to the business operations of WIE or ADM that meets all of the following criteria:
(i) The information must not be generally known to the public, and must not be a part of the public domain, must not be information that the receiving party was already in possession of, must not be information that the receiving party receives from a third party without violating any confidentiality obligation owed to the disclosing party, and must not be information that is independently developed by the receiving party without relying upon the Confidential Information supplied by the disclosing party.
(ii) The information must belong to the party claiming it is confidential, and must be in that party’s possession.
(iii) The information must have been protected and safeguarded by the party claiming it is confidential by measures that were reasonable under the circumstances before the information was disclosed to the other party.
(iv) The disclosure of the information to third parties must be likely to result in adverse consequences to the party claiming it is confidential.
(b) Limitations on the Use of Confidential Information. Each party agrees that it will not use any Confidential Information that it obtains about the other party for any purpose, other than to perform its obligations under this Agreement.
(c) The Duty Not to Disclose Confidential Information. The parties agree that they will not disclose any Confidential Information about each other to any person or organization without first getting written consent to do so from the other party. This will be the case both while this Agreement is in effect, and for a period of three (3) years after it has been terminated.
(d) The Duty to Notify the Other Party in Cases of Improper Use or Disclosure. Each party agrees to immediately notify the other party if either party becomes aware of any improper use of or any improper disclosure of the Confidential Information of the other party at any time while this Agreement is in effect, and for a period of three (3) years after it has been terminated.
(e) Protection of the Confidential Information. Each party agrees to protect the Confidential Information that it obtains from the other party with the same degree of care that it uses in protecting its own Confidential Information.
(f) Return of the Confidential Information. Immediately upon the termination of this Agreement, each party agrees to return to the other party all of the other party’s Confidential Information that is in its possession or under its control.

10. INSURANCE.
(a) Insurance Coverage of WIE. During the entire term of this Agreement and through any applicable statute of limitations, WIE will maintain insurance coverage which is standard, in the reasonable opinion of ADM, for a company of its type and size which is engaged in the business of producing and selling Products. At a minimum, WIE’s insurance coverage must include:
(i) Commercial General Liability Insurance, naming ADM as an additional insured for all claims connected with or arising out of work covered by this Agreement, with liability limits of at least one million dollars ($1,000,000) each occurrence and in the aggregate.
(ii) Umbrella Excess Liability Insurance, naming ADM as an additional insured for all claims connected with or arising out of work covered by this Agreement, with liability limits of at least five million dollars ($5,000,000) each occurrence and in the aggregate.
(iii) Automobile Liability Insurance, with liability limits of at least one million dollars ($1,000,000) each accident.
(iv) Property Insurance adequately insuring WIE’s production facilities and WIE’s other assets against “all risk” perils of loss, on a replacement cost basis.
(v) Workers’ Compensation Insurance and Employer’s Liability, to the extent required by law and must include an endorsement with a waiver of subrogation in favor of ADM.
On or before the effective date of this Agreement, WIE will provide ADM with a Certificate of Insurance Coverage verifying that insurance coverage complying with the requirements of this Section 10(a) is in place. WIE shall provide ADM with notice of any cancellation or material modification of any policies required herein in accordance with policy provisions.
(b) Insurance Coverage of ADM. During the entire term of this Agreement and through any applicable statute of limitations, ADM will maintain insurance coverage which is standard, in the reasonable opinion of WIE, for a company of its type and size which is engaged in the duties required of ADM pursuant to this Agreement. At a minimum, ADM’s insurance coverage must include:
(i) Commercial General Liability Insurance, naming WIE as an additional named insured for all claims connected with or arising out of work covered by this Agreement, with liability limits of at least one million dollars ($1,000,000) each occurrence and in the aggregate.
(ii) Umbrella Excess Liability Insurance, naming WIE as an additional insured for all claims connected with or arising out of work covered by this Agreement, with liability limits of at least five million dollars ($5,000,000) each occurrence and in the aggregate.

(iii) Automobile Liability Insurance, with liability limits of at least one million dollars ($1,000,000) each accident.
(iv) Property Insurance, adequately insuring the tools and equipment of ADM utilized by ADM at those ADM facilities involved in performing its obligations under this Agreement, on a replacement cost basis or demolition basis, as ADM determines in its reasonable discretion.
(v) Workers’ Compensation Insurance and Employer’s Liability, to the extent required by law and must include an endorsement with a waiver of subrogation in favor of WIE.
On or before the effective date of this Agreement, ADM will provide WIE with a Certificate of Insurance Coverage verifying that insurance coverage complying with the requirements of this Section 10(b) is in place. WIE shall provide ADM with notice of any cancellation or material modification of any policies required herein in accordance with policy provisions.
(c) Insurance Companies. All policies required to be procured by WIE pursuant to Section 10(a) and by ADM pursuant to Section 10(b) shall be procured from insurance companies listed in the current A.M. Best’s Insurance Guide as possessing a minimum policyholder’s rating of “A-.” If allowed by state law, ADM can meet its obligations under Section 10(b)(iv) of the Agreement by becoming a licensed self-insurer for workers’ compensation insurance. If ADM chooses to become a licensed self-insurer, it will purchase an excess workers’ compensation policy in excess of $250,000 up to statutory limits.
(d) Subrogation. No indemnity shall be paid to a party under this Agreement where the claim, damage, liability, loss or expense incurred would have been covered by insurance proceeds if the incident was or was required to be insured against by the party for whose benefit such indemnity would run and such party failed to maintain such insurance. WIE and ADM shall each exercise commercially reasonable efforts to cause any insurance policies obtained by them pursuant to this Agreement to have the effect of waiving any right of subrogation by the insurer of one party against the other party or its insurer. Each party hereby releases the other from any claims to the extent covered by collected insurance proceeds obtained by the parties pursuant to this Agreement.
11. INDEMNIFICATION.
(a) If any third party makes a claim against ADM or any person or organization related to ADM as a result of (i) the actions or omissions of WIE or any person or organization related to WIE, (ii) a breach of one or more representations or warranties made by WIE hereunder; or (iii) the quality or condition of the biodiesel produced by or on behalf of WIE, then WIE agrees to indemnify ADM and its related persons and organizations except as may be caused by feedstock produced by ADM at an ADM facility failing to conform to the representations and warranties furnished by ADM to WIE pursuant any individual contract entered into by the parties for the origination of such ADM feedstock, and to hold all of them harmless from any liabilities, damages, costs, and/or expenses, including costs of litigation and reasonable attorneys’ fees, which they incur as a result of any such claims made against them by third parties; provided, however, that this indemnification provision shall not apply with respect to any damage to property, personal injury, including death, or violation of any law, order or regulation to the extent resulting from the gross negligence or willful misconduct of ADM.

(b) If any third party makes a claim against WIE or any person or organization related to WIE as a result of (i) the gross negligence or willful misconduct of ADM or any person or organization related to ADM (excluding WIE); or (ii) a breach of one or more representations or warranties made by ADM hereunder, then ADM agrees to indemnify WIE and its related persons and organizations, and to hold all of them harmless from any liabilities, damages, costs, and/or expenses, including costs of litigation and reasonable attorneys’ fees, which they incur as a result of any such claims made against them by third parties.
(c) UNDER NO CIRCUMSTANCES WILL THE PARTIES BE LIABLE FOR INDIRECT AND/OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOSS OF GOODWILL, EVEN IF THE PARTIES HAVE BEEN MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES.
12. COSTS AND ATTORNEYS’ FEES IN DISPUTE RESOLUTION PROCEEDINGS, AND FOLLOWING UNCURED BREACHES. The parties agree that the prevailing party in any dispute related to this Agreement shall be entitled to collect all of its costs, expenses, and reasonable attorneys’ fees from the other party.
13. GOVERNING LAW. The parties agree that the Agreement will be governed by, interpreted under, and enforced in accordance with the substantive laws of the State of Iowa, without regard to its conflict of law principles. Any action for enforcement, damages or otherwise, will have its exclusive venue in the Polk County District Court in the State of Iowa or the United States District Court for the Southern District of Iowa. Each of ADM and WIE hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

14. NOTICES. All notices related to this Agreement which relate to breaches of this Agreement, indemnification claims or other claims being made under this Agreement, challenges to the books and records of the parties, or the termination of this Agreement (the “Significant Notices”) must be in writing, and must be delivered personally or sent by certified or registered mail, return receipt requested. All Significant Notices will be effective, and will be deemed to have been received, upon the actual receipt of the Significant Notice by its intended recipient, meaning either WIE or ADM. Subject to change upon ten (10) days written notice to the other party, all written notices to WIE provided for in this Agreement will be addressed as follows:
Western Iowa Energy, LLC
1220 S. Center St., P.O. Box 399
Wall Lake, IA, 51466
Attn: General Manager
and notices to ADM will be addressed as follows:
Archer-Daniels-Midland Company
Attn: Vice President, Global Oleo Chemicals
4666 Faries Parkway
Decatur, IL 62526
with a copy to:
Archer-Daniels-Midland Company
4666 Faries Parkway
Decatur, Illinois 62526
Attn: General Counsel
Written notices required or permitted under this Agreement which are not Significant Notices may be hand delivered, sent by mail, or sent via facsimile. These written notices will be effective, and will be deemed to have been received, upon the actual receipt of the written notices by their intended recipients, meaning either WIE or ADM.
15. ASSIGNMENT; SUCCESSORS AND ASSIGNS. Because of ADM’s concerns about product quality, and because of WIE’s concerns about the proper performance of the services to be provided by ADM, neither party may assign its rights or obligations under this Agreement without the written consent of the other party, which consent will not be unreasonably withheld. This Agreement will be binding on the successors of the parties, and their permitted assigns.
16. NO WAIVER. If any party to this Agreement fails to insist upon strict performance of any obligation under this Agreement, that failure will not result in a waiver of that party’s right to demand strict performance in the future. This will still be the case, no matter how long the failure to insist upon strict performance continues.
17. ENTIRE AGREEMENT. This Agreement, and the other documents related to the business transactions described in this Agreement which are referred to either generally or specifically in this Agreement, set out the entire agreement between the parties regarding the business transactions described in this Agreement. This Agreement and those other documents supersede all prior understandings between the parties with respect to the subject matter of this Agreement. The parties agree that there are no other oral or written understandings or agreements between them regarding the subject matter of this Agreement.

18. AMENDMENT, MODIFICATION, OR WAIVER. No amendment, modification, or waiver of any provision of this Agreement or any other related document will be effective unless it is made in writing, unless it is signed by the parties to be bound by it, and unless it clearly specifies the extent and nature of the amendment, modification, or waiver.
19. SEVERABILITY. If any provision of this Agreement or any other related document is held to be invalid or unenforceable under any applicable law, that holding will not affect the validity or enforceability of the rest of this Agreement, or the other related document. Also, any provision of this Agreement or any other related document which is held to be invalid or unenforceable will not be completely invalidated, but will instead be considered amended to the extent necessary to remove the cause of the invalidity or unenforceability.
20. INTERPRETATION. This Agreement and any other documents related to it will be interpreted in a fair and neutral manner, without favoring one party over the other. No provision of this Agreement or any other document related to it will be interpreted for or against either party because the provision was drafted by that party, or its legal representative.
21. UNDERSTANDING OF AND VOLUNTARY EXECUTION OF THE AGREEMENT. The parties acknowledge and agree that they have read this Agreement, that they understand it, and that they are entering into it willingly and voluntarily. The parties further acknowledge that they either consulted with their respective legal counsel, or had ample opportunity to consult with their respective legal counsel, before entering into this Agreement.
22. HEADINGS AND CAPTIONS. The headings and captions of the sections and subsections of this Agreement are inserted for convenience of reference only, and do not constitute part of the Agreement.
23. SUPERSEDING OF OTHER AGREEMENTS. It is the intent of the parties that this Agreement be consistent with any other documents or agreements related to the same subject matter covered in this Agreement. However, in the event of any inconsistencies, the parties agree that this Agreement will supersede and take priority over the other inconsistent documents or agreements, except in cases where there is specific contract language to the contrary which has been agreed upon by both parties.
24. DISCLOSURE OF MATERIAL CONTRACTS. The parties acknowledge that this Agreement may need to be disclosed to the Securities Exchange Commission or other regulators, and agree to allow such disclosure upon receipt of an appropriate request. The parties hereby agree to seek redaction and confidential treatment of the financial and/or other terms of this Agreement, including without limitation any compensation to be paid hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.
ARCHER-DANIELS-MIDLAND COMPANY

By:	/s/ M. J. Livergood Its: V.P.

WESTERN IOWA ENERGY, LLC

By:	/s/ William J. Horan Its: Chairman

SCHEDULE A
SERVICES AND FEES
ADM will provide the Services at mutually agreeable times and subject to the availability of ADM and third party personnel and shall include, but are not necessarily limited to, the following:
1.	Auditing Services: Yearly site audits for BQ 9000, Safety, and Regulatory & Environmental Compliance to allow WIE to compare their operation against others in the industry.

2.	Ongoing assistance: Provide ongoing operations assistance intended to assist WIE solve operations, quality, mechanical problems, and to help identify processing cost savings opportunities.

3.	Yearly QC Lab audit and routine round robin lab testing,
Any costs incurred by ADM for travel, meals, lodging, and costs billed to ADM by third parties shall be charged back to WIE at ADM’s cost.